Exhibit 99.3

                 3Q 2003 EARNINGS CONFERENCE CALL
  Remarks of Thomas D. Gardner, President, International, and SVP
                          April 25, 2003

Thank you, Tom, and good morning.

In my two months in this position we've worked hard and quickly to develop a turnaround plan for the International division.
These initial plans are now in place. They are aggressive, and we have begun to implement them.

Today I'm going to focus on Europe, which represents most of the revenue of the International division. Later, I will also briefly discuss our business situation in Asia Pacific and Latin
America.

I'm not going to belabor the many issues that have hurt our European business, except to say that the turnaround plan addresses these issues. Let me briefly summarize them, some of which are long-term, others more recent; some of them are within our direct control, and some are not.

- We have experienced for many years a decline in our customer base, experiencing a slow erosion in our core businesses - magazine circulation sales, continuity series membership and single sales mailing universes
- Our revenues in Europe have declined by roughly 30% over the past decade, but overheads over that time have been flat. Furthermore, while we have made strides in improving our infrastructure, we still have certain countries that are operating on a standalone basis and others that have cumbersome business processes
- We have at times over-mailed our customer base, and suffered in subsequent years from the affect-effects of wearing out our customer list
- We have not always executed our programs well, and our business results in certain markets have suffered as a direct consequence
- We have been operating under terrible economic conditions in virtually every market in which we operate
-  Unlike the US, where we are now diversified with Books Are
   Fun, Reiman, QSP and our children's business, we are still highly dependent on our core business overseas
- And finally, in the face of these issues, we have been too optimistic in our expectations for the business, and therefore not forecasting well. This is not only disappointing, but also is bad for business, leading to too much cost returning too little revenue, and lowering our margins.

Before outlining the turnaround plan, I want to add that we have plenty of good things to work with in Europe. Most of our markets are still quite profitable. Our levels of response rates and payment rates, though they have declined, are still healthy. We have made significant progress in identifying new approaches to reach new customers. And our employees are talented, highly motivated and eager to turn this around.

Against this backdrop, we have developed a broad-scale turnaround plan for Europe. Our goal is to create a stable, long-term profit stream, and manage the business not for revenue growth per se, but for predictable and consistent cash flows. We plan to stabilize revenues at a sustainable level, significantly improve our contributing profit margins, and reduce our overhead levels to historical levels of efficiency.

This plan has three parts -Restructure, Restore and Invest.


Part One is to Restructure.
We are in the midst of reorganizing in Europe, and we are doing so swiftly and dramatically. We expect to reduce overheads in Europe by a minimum of $30 million, or 20 percent, over the next two fiscal years. We should capture at least two-thirds of that amount in Fiscal '04. Our plan addresses virtually all of the overhead base in Europe, and is comprised of the following elements:

- Within the past two months, we have created two regional hubs out of 11 countries. In February, we combined the Czech Republic, Slovakia, Hungary and Poland into one Central Europe region. And in March we combined Benelux, the Nordics and Iberia into one region.

- From previous consolidations, we have developed a set of principles by which we will effect smooth transitions and capture all possible synergies. The strategy is to maintain a significant local market presence and expertise in the editorial and marketing departments, to ensure we meet the needs of the local consumer, while centralizing more of the back-end operations, IT and finance support. We create, as much as possible, a set of products and promotions that are offered simultaneously in these markets.

- In addition to these consolidations of our mid-size markets, we have initiated a major re-engineering project across our largest countries, the United Kingdom, France and Germany. We have enlisted the help of an outside consulting firm, and expect to complete the process improvement program over the next six months.

- In addition, at the same time, we are streamlining the administrative functions of our European business. Currently, nearly $25 million in headquarters and centralized support costs are allocated to Europe. Some are corporate resources, some are international staffs and some staff is dedicated solely to the European region. All of that is on top of the overheads in the local countries. We plan to reduce these support costs by about 30 percent. As of last week, we have discontinued the Europe region infrastructure. I am now managing Europe in conjunction with a small global staff. We also have moved some of our most talented headquarters people into critical local market roles. In the past month, we named new Managing Directors in France and Brazil, a new Country Manager in Benelux, and made other changes in local leadership positions. In each instance, the incoming person came from the headquarters staff, and their former positions were consolidated or eliminated.

- The second part of our turnaround plan is to restore our contributing profit margins, which are down in the low 20 percent range - and should be at least in the high 20's for us to achieve double-digit operating margins. There are several ways that we will restore margins. The first is to significantly improve our internal forecasting. In direct mail, you spend all the costs up front, creating the editorial content, producing the product and promotion materials, and absorbing the postage expense of delivery, all before a single payment is made by a customer. Our direction is to develop more accurate forecasts, based on conservative assumptions, so we can adjust our mail quantities and improve efficiency - and hence our margins. As I mentioned, our response rates and payment rates are still healthy and we should be able to generate significant margins with them. More realistic and accurate forecasting is a key, and the first stage of the turnaround will be achieving these estimates and thereby managing the business more efficiently and predictably.

- Another way that we'll restore margins is to eliminate unproductive sources of business, whether they are product lines, channels, new initiatives that are not working, or even whole countries. As a start, we are eliminating a significant number of activities that have become marginal, in the U.K., France, Belgium, Netherlands, the Nordics and Portugal, creating, in varying degrees, smaller and simpler businesses. We have also just shut down a test of a QSP-type business in the UK that was showing little promise.

- We must stop and will stop making execution errors. For example, in France an outsourcing project was poorly implemented, resulting in lost orders and customer backlash. We are tightening up our execution throughout the organization.

- Finally, under restoring margins, we will improve performance in key areas of the business in local markets, for instance in the U.K., where we are restoring the quality and effectiveness of our direct mail promotions, still using our talented UK promotion staff, but under new leadership.

The third part of our plan is to invest. We will develop new revenue streams to reverse the declines in our businesses, focusing our investments in areas that show the greatest potential for return on invested capital.

First, we will make a series of low-risk investments to rebuild the customer base in local markets. Last year, we tested a variety of alliances, new channels and new offers that showed promise and which can be profitably expanded. Over the long-term, a stable customer base is critical to stopping the revenue declines.

We also plan to launch new direct-marketing operations in three to five new countries in Eastern Europe that have passed our stringent criteria for publishing and direct marketing potential. We will begin testing in those markets in Fiscal `04.

Third, we are considering launching a Reiman-like magazine in the U.K. in Fiscal '04, based on successful concept testing recently completed.

We will also expand our Books Are Fun business. We expect to breakeven in France next year, after 18 months of activity. We have had two rounds of testing in Spain, in the past four months, and those results have exceeded expectations and bode well for this market. We will expand further in those markets in FY'04, and also expect to test in several new countries as well.

Finally, we will test children's products in certain international markets to reach young parents, much as we have done successfully in the U.S.

In addition, I should mention that one of our best growth businesses exists today, in Russia. We have a very strong and rapidly growing business in Russia that has done very well this year, and the expected growth in FY'04 is impressive. We are finding that applying a number of tried and true list management practices in Russia is enabling significant growth by reaching more of our own customers. We are working very closely with our management team in Russia to ensure that we foster reliable and consistent growth going forward.

Let me briefly say a few words about our other markets around the world.

At a very high level, our Latin America and Asia/Pacific businesses have some of the same issues we are facing in Europe, including weak economies and country-specific execution and forecasting problems.

However, results on a local level are more varied than in Europe. Australia and Mexico have seen significant declines in revenue and profit. They have now acted to reduce overhead and restore contributing profit margins. Brazil has doubled profits in the past year through careful cost cutting and aggressive pricing to keep apace of inflation. Asia continues to show profit growth. We see upside potential in India, where we have a profitable licensing arrangement. We continue to make progress in our talks with the People's Republic of China, where we hope one day to be able to publish our magazine. We also have Reiman and Books Are Fun activities underway, including a growing Books Are Fun program in Mexico, and a Reiman testing planned for Brazil.

I'll close with a few words about long-term goals. It is difficult to look too far ahead, and as we speak, I am focused on the F'04 budgets.

However, I can say the following:

- I believe that the International Businesses will continue to experience year-over-year revenue decline in FY'04, as we eliminate marginal businesses and implement plans to limit or halt the erosion of our customer base. We expect that revenues will then stabilize and perhaps over time show modest growth as new businesses like Books Are Fun, Reiman and new country expansion become significant
- Our focus is on margin improvement. Contributing margins should begin to improve as we refine our forecasting, re-establish best marketing practices, improve execution, and our new business investments begin to pay back.

- And, finally, we believe that over the next few years, our operating profit margins will improve substantially, returning to double digits, as contributing margins improve and we significantly reduce our overheads.

I hope to bring you positive news at a later date.

Now, I'd like to introduce Michael Geltzeiler, Reader's Digest's
CFO, with the Financial update. Then we would be happy to take your questions.

Thank you.